Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 4, 2011 related to the financial statements of Bioamber S.A.S. as of and for the periods ended September 30, 2010, June 30, 2010 and June 30, 2009 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to going concern), appearing in the Registration Statement on Form S-1 (No. 333-177917) of BioAmber Inc. filed with the Securities and Exchange Commission on May 9, 2013.

/s/ Deloitte & Associés

Deloitte & Associés

Neuilly-sur-Seine, France

August 14, 2013